               Consumers Gas Group
      Management's Discussion and Analysis


In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage Company, a subsidiary of Consumers (collectively, Consumers Gas Group). Accordingly, this MD&A should be read along with the MD&A in the 1997 Annual Report of CMS Energy included and incorporated by reference herein.

CMS Energy is the parent holding company of Consumers and CMS Enterprises Company. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the businesses of CMS Energy, including the nature and issuance of Class G Common Stock, see the MD&A of CMS Energy.


Results of Operations

                                           In Millions
June 30                       1998     1997     Change
                              ----     ----     ------
Three months ended            $  4     $  5      $ (1)
Six months ended                40       44        (4)
Twelve months ended             56       50         6

The decreases in earnings for the three months and six months ended June 30, 1998 compared to the same 1997 periods reflect decreased gas deliveries due to warmer 1998 temperatures and higher operations expense related to growth in retail services programs. The first six months of 1998 were the third warmest since 1864. Revenues were down for the six month period ended June 30, 1998 due to the elimination of surcharges related to past conservation programs. Partially offsetting the decrease for the six month period ended June 30, 1998 was the benefit resulting from an accounting change for property taxes. The recognition of property tax expense was changed from expensing on a calendar year basis to a fiscal year basis which resulted in a benefit of $18 million ($12 million after-tax). This one-time benefit helped to offset the warmest winter since 1880. The increase in earnings for the twelve months ended June 30, 1998 compared to the 1997 period reflects the change in accounting for property taxes implemented in March 1998 as discussed above. Also benefitting the 1998 period was the recognition of interest income from a related-party property sale. Partially offsetting these increases were decreased gas deliveries due to warmer winter temperatures during the 1997/1998 winter heating season and reduced revenues due to the elimination of surcharges related to past conservation programs.


Gas Issues

For a discussion of Consumers Gas Group operating issues, see Consumers Gas Group Results of Operations-Uncertainties in CMS Energy's MD&A.


Cash Position, Investing and Financing

Operating Activities: Consumers Gas Group's cash requirements are met by its operating and financing activities. Consumers Gas Group's cash from operations is derived mainly from Consumers' sale and transportation of natural gas. Cash from operations for the first six months of 1998 and 1997 totaled $139 million and $208 million, respectively. The $69 million decrease is due primarily to higher summer gas inventory balances because of lower sales resulting from warmer weather, the noncash effect of the property tax accounting change and a decrease in the sale of accounts receivable. Consumers Gas Group uses its operating cash mainly to maintain and expand its gas utility transmission and distribution systems and to retire portions of its long-term debt and pay dividends.

Investing Activities: Cash used in investing activities for the first six months of 1998 and 1997 totaled $52 million and $56 million, respectively. The $4 million decrease in cash used primarily reflects a decrease in capital expenditures.

Financing Activities: Cash used in financing activities during the first six months of 1998 and 1997 totaled $37 million and $135 million, respectively. The $98 million decrease in cash used primarily reflects an increase in the proceeds from senior notes, partially offset by an increase in the retirement of bonds and other long-term debt and the return of CMS Energy stockholders' contributions.

Other Investing and Financing Matters: Consumers has an agreement permitting the sale of certain accounts receivable for up to $500 million. At June 30, 1998, receivables sold under the program totaled $236 million. Consumers Gas Group's attributed portion of receivables sold under the program totaled $40 million. Accounts receivable and accrued revenue in the Consolidated Balance Sheets have been reduced to reflect receivables sold. For detailed information, see "Short-Term and Long-Term Financings, and Capitalization" in CMS Energy's Note 3.

Forward-Looking Information

For cautionary statements relating to Consumers Gas Group's forward-looking information, see the Forward-Looking Information section in CMS Energy's MD&A.

Capital Expenditures: CMS Energy estimates the following capital expenditures for Consumers Gas Group, including new lease commitments, over the next three years. These estimates are prepared for planning purposes and are subject to revision.


                                            In Millions
Years Ended December 31            1998    1999    2000
                                   ----    ----    ----
Gas utility (a)                    $112    $112    $112
Michigan Gas Storage                  3       3       3
                                   ----    ----    ----
                                   $115    $115    $115
                                   ====    ====    ====

(a) Includes a portion of anticipated capital expenditures common to Consumers' gas and electric utility businesses.

Consumers Gas Group expects that cash from operations and the ability to access debt markets will provide necessary working capital and liquidity to fund future capital expenditures, required debt payments, and other cash needs in the foreseeable future. For further information regarding the outlook of Consumers Gas Group, see the Consumers Gas Group Outlook discussion in CMS Energy's MD&A.




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

                                             Consumers Gas Group
                                            Statements of Income
                                                 (Unaudited)
                                            Three Months Ended    Six Months Ended  Twelve Months Ended
June 30                                        1998       1997     1998       1997      1998       1997
                                                                  In Millions, Except Per Share Amounts
Operating Revenue                            $  170     $  220   $  599     $  718    $1,085     $1,242
                                             ------     ------   ------     ------    ------     ------
Operating Expenses
  Operation
    Cost of gas sold                             74        118      338        432       600        729
    Other                                        44         43       90         82       183        186
                                             ------     ------   ------     ------    ------     ------
                                                118        161      428        514       783        915
  Maintenance                                     8          8       16         16        34         38
  Depreciation, depletion and
    amortization                                 14         17       51         55        89         91
  General taxes                                   9         11       29         32        52         55
                                             ------     ------   ------     ------    ------     ------
                                                149        197      524        617       958      1,099
                                             ------     ------   ------     ------    ------     ------
Pretax Operating Income                          21         23       75        101       127        143
                                             ------     ------   ------     ------    ------     ------
Other Deductions                                  -          -        -         (1)       (1)        (5)
                                             ------     ------   ------     ------    ------     ------
Fixed Charges
  Interest on long-term debt                      7          7       14         14        28         29
  Other interest                                  4          3        8          6        15         13
  Capitalized interest                            -          -        -          -         -         (1)
  Preferred stock dividends                       1          2        2          3         4          6
                                             ------     ------   ------     ------    ------     ------
                                                 12         12       24         23        47         47
                                             ------     ------   ------     ------    ------     ------
Income Before Income Taxes                        9         11       51         77        79         91

Income Taxes                                      5          6       23         33        35         41
                                             ------     ------   ------     ------    ------     ------
Net Income before cumulative effect
  of change in accounting principle               4          5       28         44        44         50
Cumulative effect of change in
  accounting for property taxes,
  net of $6 tax                                   -          -       12          -        12          -
                                             ------     ------   ------     ------    ------     ------
Net Income                                   $    4     $    5   $   40     $   44    $   56     $   50
                                             ======     ======   ======     ======    ======     ======
Net Income Attributable to
  CMS Energy Shareholders through
  Retained Interest                          $    3     $    3   $   30     $   33    $   42     $   38
                                             ------     ------   ------     ------    ------     ------
Net Income Attributable to
  Class G Shareholders                       $    1     $    2   $   10     $   11    $   14     $   12
                                             ------     ------   ------     ------    ------     ------
Average Class G Common Shares
  Outstanding                                     8          8        8          8         8          8
                                             ------     ------   ------     ------    ------     ------
Basic and Diluted Earnings Per
  Average Class G Common Share
  Before Change in Accounting
  Principle                                  $  .12     $  .16   $  .84     $ 1.34    $ 1.35     $ 1.52
                                             ------     ------   ------     ------    ------     ------
Cumulative Effect of Change in
  Accounting Principle, Net of Tax,
  Per Average Class G Common Share           $    -     $    -   $  .36     $    -    $  .36     $    -
                                             ------     ------   ------     ------    ------     ------
Basic and Diluted Earnings Per
  Average Class G Common Share               $  .12     $  .16   $ 1.20     $ 1.34    $ 1.71     $ 1.52
                                             ------     ------   ------     ------    ------     ------
Dividend Declared Per Class G
  Common Share                               $  .31     $ .295   $  .62     $  .59    $ 1.24     $ 1.18
                                             ======     ======   ======     ======    ======     ======


The accompanying condensed notes are an integral part of these statements.

/TABLE

                                             Consumers Gas Group
                                          Statements of Cash Flows
                                                 (Unaudited)
                                                             Six Months Ended     Twelve Months Ended
June 30                                                       1998       1997         1998       1997
                                                                                          In Millions
Cash Flows from Operating Activities
  Net income                                                $   40     $   44       $   56     $   50
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation, depletion and amortization                51         55           89         91
        Deferred income taxes and investment tax credit         11          7            9         13
        Capital lease and other amortization                     2          1            5          2
        Cumulative effect of accounting change for
          property taxes                                       (18)         -          (18)         -
        Other                                                    -         (1)           -          -
        Changes in other assets and liabilities                 53        102           13         42
                                                            ------     ------       ------     ------
          Net cash provided by operating activities            139        208          154        198
                                                            ------     ------       ------     ------
Cash Flows from Investing Activities
  Capital expenditures (excludes assets placed under
    capital lease)                                             (49)       (51)        (111)      (135)
  Cost to retire property, net                                  (4)        (4)          (9)        (9)
  Other                                                          1         (1)           2         (1)
                                                            ------     ------       ------     ------
          Net cash used in investing activities                (52)       (56)        (118)      (145)
                                                            ------     ------       ------     ------
Cash Flows from Financing Activities
  Proceeds from senior notes                                   182          -          182          -
  Issuance of common stock                                       3          2            8          5
  Retirement of bonds and other long-term debt                (123)       (30)        (133)       (38)
  Increase (decrease) in notes payable, net                    (55)       (85)          35          6
  Return of  CMS Energy stockholders' contribution             (21)         -          (60)         -
  Payment of common stock dividends                            (20)       (19)         (41)       (38)
  Payment of capital lease obligations                          (3)        (1)          (6)        (2)
  Proceeds from long-term note                                   -          -           25          -
  Proceeds from bank loans                                       -          -            -         23
  Repayment of long-term note                                    -         (2)           -         (2)
  Retirement of preferred stock                                  -          -          (26)         -
                                                            ------     ------       ------     ------
          Net cash used in financing activities                (37)      (135)         (16)       (46)
                                                            ------     ------       ------     ------
Net Increase in Cash and Temporary Cash Investments             50         17           20          7

Cash and Temporary Cash Investments, Beginning of Period         2         15           32         25
                                                            ------     ------       ------     ------
Cash and Temporary Cash Investments, End of Period          $   52     $   32       $   52     $   32
                                                            ======     ======       ======     ======

Other cash flow activities and non-cash investing and financing activities were:
Cash transactions
  Interest paid (net of amounts capitalized)                $   18     $   21       $   39     $   42
  Income taxes paid (net of refunds)                            24         25           39         40
Non-cash transactions
  Assets placed under capital lease                         $    3     $    1       $    5     $    2
                                                            ======     ======       ======     ======


All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

The accompanying condensed notes are an integral part of these statements.


                                             Consumers Gas Group
                                               Balance Sheets

ASSETS                                                            June 30                     June 30
                                                                     1998   December 31          1997
                                                               (Unaudited)         1997    (Unaudited)
                                                                                          In Millions
Plant and Property (At cost)
  Plant and property                                               $2,307        $2,322        $2,270
  Less accumulated depreciation, depletion and amortization         1,215         1,231         1,202
                                                                   ------        ------        ------
                                                                    1,092         1,091         1,068
  Construction work-in-progress                                        29            28            22
                                                                   ------        ------        ------
                                                                    1,121         1,119         1,090
                                                                   ------        ------        ------

Current Assets
  Cash and temporary cash investments at cost, which approximates market52            2            32
  Accounts receivable and accrued revenue, less allowances
    of $3, $3, and $2, respectively (Note 3)                           14            53            72
  Inventories at average cost
    Gas in underground storage                                        178           197           125
    Materials and supplies                                              6             7             8
  Deferred income taxes                                                 -             6             3
  Prepayments and other                                                46            51            27
                                                                   ------        ------        ------
                                                                      296           316           267
                                                                   ------        ------        ------

Non-current Assets
  Postretirement benefits                                             137           142           148
  Deferred income taxes                                                10             6            12
  Other                                                                61            61            60
                                                                   ------        ------        ------
                                                                      208           209           220
                                                                   ------        ------        ------
Total Assets                                                       $1,625        $1,644        $1,577
                                                                   ======        ======        ======





STOCKHOLDERS' INVESTMENT AND LIABILITIES                          June 30                     June 30
                                                                     1998   December 31          1997
                                                               (Unaudited)         1997    (Unaudited)
                                                                                          In Millions
Capitalization
  Common stockholders' equity                                      $  360        $  358        $  397
  Preferred stock                                                      52            52            78
  Long-term debt                                                      486           333           356
  Non-current portion of capital leases                                16            16            16
                                                                   ------        ------        ------
                                                                      914           759           847
                                                                   ------        ------        ------
Current Liabilities
  Current portion of long-term debt and capital leases                 27           118            82
  Notes payable                                                        64           119            29
  Accounts payable                                                     74            94            86
  Accrued taxes                                                        45            65            44
  Accrued refunds                                                       8            10             5
  Accrued interest                                                      6             4             4
  Deferred income taxes                                                 3             -             -
  Other                                                                43            44            40
                                                                   ------        ------        ------
                                                                      270           454           290
                                                                   ------        ------        ------
Non-current Liabilities
  Regulatory liabilities for income taxes, net                        180           173           177
  Postretirement benefits                                             164           168           172
  Deferred investment tax credit                                       25            25            26
  Other                                                                72            65            65
                                                                   ------        ------        ------
                                                                      441           431           440
                                                                   ------        ------        ------
Commitments and Contingencies (Note 4)

Total Stockholders' Investment and Liabilities                     $1,625        $1,644        $1,577
                                                                   ======        ======        ======


The accompanying condensed notes are an integral  part of these statements.


                                             Consumers Gas Group
                                  Statements of Common Stockholders' Equity
                                                 (Unaudited)
                                          Three Months Ended     Six Months Ended Twelve Months Ended
June 30                                      1998       1997     1998        1997     1998       1997
                                                                                          In Millions
Common Stock
  At beginning and end of period             $184       $184     $184        $184     $184       $184
                                             ----       ----     ----        ----     ----       ----
Other Paid-in Capital
  At beginning of period                       88        135      102         134      136        131
  Common stock issued                           1          1        3           2        8          5
  Return of CMS Energy stockholders'
   contribution                                (5)         -      (21)          -      (60)         -
                                             ----       ----     ----        ----     ----       ----
    At end of period                           84        136       84         136       84        136
                                             ----       ----     ----        ----     ----       ----
Retained Earnings
  At beginning of period                       98         81       72          52       77         65
  Net income                                    4          5       40          44       56         50
  Common stock dividends declared             (10)        (9)     (20)        (19)     (41)       (38)
                                             ----       ----     ----        ----     ----       ----
    At end of period                           92         77       92          77       92         77
                                             ----       ----     ----        ----     ----       ----
Total Common Stockholders' Equity            $360       $397     $360        $397     $360       $397
                                             ====       ====     ====        ====     ====       ====


The accompanying condensed notes are an integral part of these statements.


               Consumers Gas Group
     Condensed Notes to Financial Statements


1:   Corporate Structure

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the businesses of CMS Energy, see the Notes to Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

CMS Energy has issued shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage Company, a subsidiary of Consumers (collectively, Consumers Gas Group). For further information regarding the nature and issuance of the Class G Common Stock, see Note 4 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

These Financial Statements and their related Notes should be read along with the Financial Statements and Notes contained in the 1997 Annual Report of CMS Energy that includes the Report of Independent Public Accountants, included and incorporated by reference herein.


2:   Earnings Per Share and Dividends

Earnings per share for the three month period ended June 30, 1998 and June 30, 1997 reflect the performance of Consumers Gas Group. The Class G Common Stock has participated in earnings and dividends since its original issue date in July 1995. The earnings (loss) attributable to Class G Common Stock and the related amounts per share are computed by considering the weighted average number of shares of Class G Common Stock outstanding.

Earnings attributable to outstanding Class G Common Stock are equal to Consumers Gas Group's net income multiplied by a fraction; the numerator is the weighted average number of Outstanding Shares during the period, and the denominator is the weighted average number of Outstanding Shares and Retained Interest Shares during the period. The earnings attributable to Class G Common Stock on a per share basis, for the six months ended June 30, 1998 and 1997, are based on 25.27 percent and 24.30 percent of the income of Consumers Gas Group, respectively.

In February and May 1998, CMS Energy declared and paid dividends of $.31 per share on Class G Common Stock. In July 1998, the Board of Directors declared a quarterly dividend of $.325 per share on Class G Common Stock to be paid in August 1998. This represents an increase in the annualized dividend on Class G Common Stock to $1.30 per share from the previous dividend of $1.24 per share (a 4.8 percent increase).


3:   Short-Term And Long-Term Financings, and Capitalization

Short-Term Financings: Consumers' short-term financings are discussed in Consolidated Financial Statements of CMS Energy Note 3 included and incorporated by reference herein.

Consumers generally manages its short-term financings on a centralized consolidated basis. The portion of receivables sold attributable to Consumers Gas Group at June 30, 1998 and 1997, is estimated by management to be $40 million and $58 million, respectively. Accounts receivable and accrued revenue in the balance sheets have been reduced to reflect receivables sold. The portions of short-term debt and receivables sold attributable to Consumers Gas Group reflect the high utilization of short-term borrowing to finance the purchase of gas for storage in the summer and fall periods. The allocation of short-term financings and related interest charges to Consumers Gas Group generally follows the ratio of gas utility assets to total Consumers' assets. Additionally, the carrying costs for Consumers' sales of certain of its accounts receivable under its trade receivable purchase and sale agreement generally are allocated to Consumers Gas Group based on the ratio of customer revenues contributed by Consumers' gas customers to total Consumers' revenue. As a result of the centralized management of short-term financing, the amounts allocated to Consumers Gas Group are further adjusted in both the seasonal gas inventory build-up period (second and third quarters) and the high seasonal gas sales period (first and fourth quarters) to more closely reflect the higher short-term financing requirements of the inventory build-up period and conversely the lower financing requirements during the higher sales periods. Management believes these allocations to be reasonable.

Capital Stock and Long-Term Debt: Consumers Gas Group's capital stock and long-term debt, including debt resulting from the sale of Trust Preferred Securities, have been allocated based on the ratio of gas utility assets (including common assets attributed to the gas utility segment) to total Consumers' assets. Management believes these measurements are reasonable. For information regarding the long-term debt and capital stock of CMS Energy and Consumers, see Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


4:   Commitments and Contingencies

Capital Expenditures: Consumers Gas Group estimates capital expenditures, including new lease commitments, of $115 million for 1998, 1999 and 2000. These estimates include an attributed portion of Consumers' anticipated capital expenditures for common plant and equipment.

For further information regarding commitments and contingencies directly affecting Consumers Gas Group (including those involving former manufactured gas plant sites), see the Consumers Gas Group Contingencies and Consumers Gas Group Matters in CMS Energy's Note 2 included and incorporated by reference herein.

ARTHUR ANDERSEN LLP



Report of Independent Public Accountants




To CMS Energy Corporation:

We have reviewed the accompanying balance sheets of CONSUMERS GAS GROUP (representing a business unit of Consumers Energy Company and its wholly-owned subsidiary, Michigan Gas Storage Company) as of June 30, 1998 and 1997, the related statements of income and common stockholders' equity for the three-month, six-month, and twelve-month periods then ended, and the related statements of cash flows for the six-month and twelve-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Consumers Gas Group as of December 31, 1997, and the related statements of income, common stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated January 26, 1998, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1997, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                                            Arthur
                                                            Andersen
                                                            LLP


Detroit, Michigan,
     August 11, 1998.